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                                                                   EXHIBIT 10.17


                 SETTLEMENT AND SUBLEASE MODIFICATION AGREEMENT

     THIS SETTLEMENT AND SUBLEASE MODIFICATION AGREEMENT, dated as of the 8th day of September, 1998, by and between LUCAS INDUSTRIES, INC. ("Lucas"), and DIGITAL COMMERCE CORPORATION ("Digital"), recites and provides as follows:

Recitals

     A. Lucas has alleged that Digital is in default of its obligations under a certain Sublease Agreement, dated June 25, 1996 (the "Sublease"), between Lucas and Digital and has instituted a suit against Digital in a case styled Lucas Industries, Inc. v. Digital Commerce Corporation. At Law No. 163309 (the "Lawsuit"), currently pending in the Circuit Court for Fairfax County, Virginia.

     B.   Digital denies that it is in default under the Sublease.

     C. Lucas and Digital recognize that continued litigation is uncertain and will be costly and wish to resolve all disputes asserted in the Lawsuit and enter into a Sublease modification and mutual release under the terms and conditions as more fully set forth herein.

Agreement

     NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally and equitably bound, hereby covenant and agree as follows:

     I.   Modification of Sublease.


          The Sublease is hereby modified as follows:

     A.   Section 26 is deleted in its entirety.

     B. Section 1(a) shall be modified by (i) deleting the reference to 21,630 rentable square feet and substituting 11,484 rentable square feet [which includes the building core factor] (the "New Demised Premises" and (ii) deleting Exhibit A and substituting Exhibit A-1 in its place.

     C. Section 3 shall be modified by (i) deleting the references to Eighteen Dollars and Fifty Cents ($18.50) and rentable square feet (21,630) and substituting Twenty-two Dollars and Sixty Cents ($22.60) and rentable square feet of 11,484 in their place and (ii) deleting the references to "rent for the Demised Premises, $15.63" and "Virginia Sales Tax,


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$0.12" and substituting "rent for the Demised Premises, $19.85" and "Virginia
Sales Tax, $0.12" in their place.

     D.   Section 4 shall be modified by deleting the reference to Exhibit D.

     E. Section 7 of the Sublease is deleted in is entirety and replaced with the following:

     7. Deposit. Upon execution of this Sublease, Sublessee shall deposit, or cause to be deposited with Sublessor the sum of two (2) month's Base Rent (which Base Rent the parties agree is $21.628.20 per month). The deposit provided herein shall be considered as partial security for the payment and performance by Sublessee of all of Sublessee's obligations, covenants, conditions and agreements under this Sublease. The deposit shall be held by Sublessor for the duration of the Sublease Term; provided, however, that upon any default by Sublessee under this Sublease, which default continues for a period of more that fifteen (15) days after notice thereof from Sublessor to Sublessee, Sublessor shall be entitled to offset the deposit in such amounts as may be necessary to cure such default. Upon any draw by Sublessor of the deposit in accordance with the foregoing sentence, Sublessor shall have the right to demand that Sublessee provide additional deposits, to bring such deposit back up to its original amount. Upon expiration of the Sublease Term, the security deposit, less any legitimate claims of Sublessor against Sublessee with respect to this Sublease, shall be refunded and returned to Sublessee within thirty (30) days.

     E. Section 15 of the Lease is deleted in its entirety and replaced with the following:

     15. Signage. The Subleasee shall have the right at its sole expense, to install signage on the east side of the building viewable from the Dulles Access Road and Virginia Route 267, subject to written consent by Lessor and to any governmental restrictions. Sublessee shall be solely responsible for the costs of installing the signage.

The foregoing changes shall be deemed effective as of October 1, 1998. All other terms of the Sublease shall remain in full force and effect.

     II. By the close of business September 30, 1998, Digital shall vacate approximately 10,146 rentable square feet (including the building core factor) of the Fourth Floor so that as of October 1, 1998, it shall occupy the New Demised Premises.

     III. Consent Judgment. Upon execution and delivery of this Agreement, Digital shall deliver a Consent Judgment Order in favor of Lucas in the form of Exhibit A attached hereto and made a part hereof. The Consent Judgment Order will be signed by Digital and it's counsel and


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held by the law firm of McGuire, Woods, Battle & Boothe, L.L.P., in escrow, subject to the terms of this Agreement. In the event of the occurrence of an event of default under the Lease which continues for a period of more than fifteen (15) days after notice of such event of default is delivered to Digital, or in the event of the occurrence of more than two (2) events of default under the Lease during any twelve (12) month period, then McGuire, Woods, Battle & Boothe, L.L.P., may release the Consent Judgment Order from escrow and submit such order to the Court for entry.

     IV.  Releases.

          (a) Digital hereby releases and forever discharges Lucas and each of its predecessors, assigns, agents, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them (collectively "Lucas Releasees") or any of them, from all actions, causes of action, suits, debts, liens, contracts, agreements, obligations, promises, liabilities, claims, rights, demands, damages, controversies, losses, costs, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent ("Claim" or "Claims"), that Digital now has, owns, holds, claims to have, claims to own, or claims to hold, or any time heretofore had, owned, held, claimed to have, claimed to own, or claimed to hold against the Lucas Releasees related to or arising out of the Lawsuit or the Lease, or any actions of any of the Lucas Releasees taken in connection therewith. This Release shall not apply to any obligations under this Agreement or the Consent Judgment Order, to any obligation or liability of Digital under the Sublease arising hereafter, or any other agreement not referenced herein.

          (b) Lucas hereby releases and forever discharges Digital and each of its predecessors, assigns, agents, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them (collectively "Digital Releasees") or any of them, from all actions, causes of action, suits, debts, liens, contracts, agreements, obligations, promises, liabilities, claims, rights, demands, damages, controversies, losses, costs, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent ("Claim" or "Claims"), that Lucas now has, owns, holds, claims to have, claims to own, or claims to hold, or any time heretofore had, owned, held, claimed to have, claimed to own, or claimed to hold against the Digital Releasees related to or arising out of the Lawsuit or the Lease, or any actions of any of the Digital Releasees taken in connection therewith. This Release shall not apply to any obligations under this Agreement, to any obligation or liability of Lucas under the Sublease arising hereafter, or any other agreement not referenced herein.

     V. Dismissal of Suit. Upon receipt of the Deposit and the Consent Judgment Order, Lucas will cause its counsel to execute a consent dismissal order dismissing the Lawsuit with prejudice and ordering the Clerk to release the remaining cash bond to Lucas, which cash shall be applied to meet Digital's Deposit obligation hereunder, and will cause their counsel to return such dismissal order to Stauffer, Mannix, Rommel, Decker & Dulany, L.L.C., counsel for Digital, for entry with the Court. The form of dismissal order to be executed and delivered shall be in the form of Exhibit B, attached hereto and made a part hereof.


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     VI.  Successors. This Agreement shall be binding upon the heirs, administrators, executors, successors and assigns of each party hereto.

     VII. Further Assurances. Each party hereto, without further consideration, agrees to execute and deliver such other documents and take such other action as may be necessary to consummate this Agreement.

     VIII. Miscellaneous.

          (a) All notices, requests, demands and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service), sent by the United States mail, certified, postage prepaid, return receipt requested, or sent by facsimile (with the original sent by United States mail, certified, postage prepaid, return receipt requested), in accordance with the following:

                           If to Lucas, at-

                                    Lucas Industries, Inc.
                                    c/o M. Melissa Glassman, Esquire
                                    McGuire, Woods, Battle & Boothe, L.L.P.
                                    8280 Greensboro Drive, Suite 900
                                    McLean, Virginia 22102-3892

                           If to Digital, at-

                                    Digital Commerce Corporation
                                    11180 Sunrise Valley Drive, Suite 400
                                    Reston, Virginia 20194-4367
                                    Attention: Mr. Tony Bansal

     Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (1) the date it is actually received, (2) on the business day after the day on which it is delivered by hand, or is delivered to Federal Express (or a comparable overnight delivery service), or is sent by facsimile, or (3) on the third business day after the day on which it is deposited in the United States mail, certified, postage prepaid. Any party may change such party's address by notifying the other parties of the new address in any manner permitted by this subsection.

          (b) The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretations of any of the provisions hereof.


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     (c)  This Agreement may be executed with multiple signature pages in one or more counterparts, and fully executed counterparts shall be considered one and the same Agreement. This Agreement shall become a binding agreement when a fully executed counterparts are received by counsel for each of the parties hereto.

     (d) This Agreement shall be construed in accordance with the laws of the Virginia.

     (e) The Parties entering into this Agreement expressly represent that they have direct and express authority to execute this Agreement in accordance with the above terms.

     (f) This Agreement contains the entire agreement of the parties. No representations, inducements, promises, or agreements not set forth herein shall have any force or effect. This Agreement can only be modified in writing signed by all parties.

                         [Signatures on following page.]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be bound thereby as of the day, month and year first above written.

                                  LUCAS INDUSTRIES, INC.



                                  By:                                    [SEAL]
                                     ------------------------------------
                                  Name:
                                        Title:



                                  DIGITAL COMMERCE CORPORATION



                                  By:                                    [SEAL]
                                     ------------------------------------
                                  Name: Tony Bansal
                                        Title: President & CEO